EXHIBIT 4(c)
                                                                    ------------

                               INSILCO HOLDING CO.
                             AND INSILCO CORPORATION
                                EQUITY UNIT PLAN


         SECTION 1. PURPOSE. The purposes of the Insilco Holding Co. and Insilco Corporation Equity Unit Plan are to promote the interests of Insilco Holding Co. (the "PARENT") and its stockholders and Insilco Corporation ("INSILCO") by retaining exceptional executive personnel and other key employees of the Parent and its Subsidiaries and motivating such employees by enabling them to participate in the long-term growth and financial success of the Parent and its Subsidiaries.

         SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

         "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; PROVIDED that no stockholder of the Parent shall be deemed to be an Affiliate of any other stockholder of the Parent solely by reason of any investment in the Parent. For the purpose of this definition, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATED EMPLOYEE BENEFIT TRUST" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

         "AWARD AGREEMENT" means a written agreement executed by an Employee evidencing an award of Equity Units under the Plan. Unless otherwise provided by the Committee, the Award Agreement to be used for the award of Equity Units under the Plan shall be substantially in the form attached as Exhibit A hereto.

         "BASE PRICE" means the Fair Market Value of a Common Share on the date an Equity Unit is granted to a Participant. The Base Price on August 17, 1998 is $45 per Common Share.

         "BOARD" means the Board of Directors of the Parent.

         "CAUSE" means, unless otherwise defined in any Employment Agreement or Award Agreement:

         (a) a Participant's willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness);
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         (b) a Participant's conviction for a felony arising from, or any act of fraud, embezzlement, or willful dishonesty by the Participant in relation to the business or affairs of the Parent or its Affiliates or any other felonious conduct on the part of the Participant that is materially detrimental to the best interests of the Parent or its Affiliates;

         (c) a Participant's being repeatedly under the influence of illegal drugs or alcohol while performing his or her duties; or

         (d) any other willful act by a Participant which is materially injurious to the financial condition or business reputation of the Parent or any of its Affiliates as determined in the reasonable discretion of the Parent, including a Participant's breach of the provisions of any non-competition, non-solicitation or confidentiality covenant in favor of the Parent or its Affiliates binding upon such Participant.

         Notwithstanding the foregoing, no action or failure to act will constitute "Cause" if the Participant believed in good faith that such action or failure to act was in the best interest of the Parent.

         "CODE" means the Internal Revenue Code of 1986, as the same may be amended, and the rules and regulations promulgated thereunder.

         "COMMITTEE" means a committee of the Board designated by the Board to administer the Plan. Until otherwise determined by the Board, the full Board shall be the Committee under the Plan.

         "COMMON SHARES" means shares of common stock, $0.001 par value, of the Parent or such other securities as may be designated by the Committee from time to time.

         "EBITDA" means the consolidated operating income of the Parent, plus (or minus) any income (or losses) from investments (excluding equity income from Thermalex), plus depreciation, plus amortization, plus (or minus) any unusual, non-recurring losses (or gains). The Committee may, in good faith, establish such rules and policies as necessary or appropriate for the calculation of EBITDA pursuant to the formula set forth above for purposes of the Plan.

         "EMPLOYEE" means an employee of the Parent or any Subsidiary.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as the same may be amended, and the rules and regulations promulgated thereunder.

         "EQUITY UNIT" means any right granted under Section 6 of the Plan.

         "FAIR MARKET VALUE" means, with respect to a Common Share or other security of the Parent, as of the date of determination, (i) if on the date of determination such Common Shares or securities are Publicly Traded, the average of the reported high and low sale prices of a Common Share or such other security on such exchange or market as is the principal trading market for such Common Shares or securities on the date of such determination (or, if such date
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is not a trading date, the last preceding trading date) and (ii) if on the date of determination such Common Shares or securities are not Publicly Traded, the amount determined as of the close of the calendar quarter immediately preceding the date of determination pursuant to the following formula: the quotient of
(x)(A) a multiple of 6.3 times the last 12 months' EBITDA, minus (B) the sum of the consolidated debt of the Parent and the accreted value of all outstanding preferred stock of the Parent, plus (C) a multiple of 9.0 times the last 12 months' equity in net income of Affiliates of the Parent, divided by (y) the aggregate number of shares of all classes of common stock of the Parent outstanding, determined on a fully diluted basis, as of the close of the calendar quarter immediately preceding the date of determination.

         "INSILCO" means Insilco Corporation, a Delaware corporation.

         "INVESTORS' AGREEMENT" means the Investors' Agreement dated as of August 17, 1998 among (i) the Parent and (ii) DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("DLJMB"), DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJEAB Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, UK Investment Plan 1997 Partners, a Delaware partnership, DLJ First ESC, L.P., a Delaware limited partnership and DLJ ESC II, L.P., a Delaware limited partnership, (each of the foregoing, a "DLJ ENTITY," and collectively the "DLJ ENTITIES"), and 399 Venture Partners, Inc., a wholly owned subsidiary of CitiBank, N.A. ("CVC").

         "PARENT" means Insilco Holding Co., a Delaware corporation.

         "PARTICIPANT" means any Employee receiving an Equity Unit under the Plan.

         "PERMITTED TRANSFEREE" means, for purposes of this Plan:

                  (i) in the case of any DLJ Entity, (A) any other DLJ Entity,
         (B) any general or limited partner of any DLJ Entity (a "DLJ PARTNER"), and any Affiliated Employee Benefit Trust or Person that is an
         Affiliate of any DLJ Partner (collectively, the "DLJ AFFILIATES"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (C) (collectively, "DLJ ASSOCIATES"), (D) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants or (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the Insurance Law of the State of New York; and
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                  (ii) in the case of CVC, (A) any nominee or trustee for or any general or limited partner or shareholder of CVC, and any Person that is an Affiliate of CVC (collectively, the "CVC AFFILIATES"), (B) any managing director, general partner, limited partner, employee, officer or director of CVC or a CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause (B) (collectively, "CVC ASSOCIATES"),
         (C) a "CO-INVESTMENT SCHEME" being a scheme under which certain officers, employees or partners of CVC or of its adviser or manager are entitled (as individuals or through a body corporate or any other vehicle) to acquire Common Shares which CVC would otherwise acquire and a Co-Investment Scheme which holds Common Shares for a body corporate or other vehicle may transfer their Common Shares to another body corporate or another vehicle which holds or is to hold Common Shares for the Co-Investment Scheme or the officers, employees or partners entitled to the Common Shares under the Co-Investment Scheme and (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, stockholders, members or general or limited partners of which include only CVC, CVC Affiliates, CVC Associates, their spouses or their lineal descendants.

         "PERSON" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLAN" means this Insilco Holding Co. and Insilco Corporation Equity Unit Plan.

         "PUBLIC OFFERING" means an underwritten public offering of Registrable Securities of the Parent occurring after August 17, 1998 pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form).

         "PUBLICLY TRADED" means, with respect to any security, that (i) the security is of a class that is listed or quoted for trading on a national exchange or NASDAQ or a similar national trading or quotation system and (ii) the aggregate market capitalization with respect to such class of securities, based on last sale price or last quoted asked price reported on such exchange or trading system, is $25,000,000.00, excluding all shares of such class of securities beneficially owned by any DLJ Affiliate or any CVC Affiliate or any employee of the Parent or Insilco.

         "REGISTRABLE SECURITIES" means, at any time, any Common Shares or Warrants and any securities issued or issuable in respect of such Common Shares or Warrants by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until (i) a registration statement covering such Common Shares or Warrants has been declared effective by the SEC and such Common Shares or Warrants have been disposed of pursuant to such effective registration statement, (ii) such Common Shares or Warrants are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) such Common Shares or Warrants are otherwise transferred, the Parent has delivered a new certificate or other evidence of ownership for such Common Shares or Warrants not bearing
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the legend required pursuant to the Investors' Agreement and such Common Shares or Warrants may be resold without subsequent registration under the Securities Act.

         "SECURITIES ACT" means the Securities Act of 1933, as the same may be amended, and the rules and regulations promulgated thereunder.

         "SIGNIFICANT EVENT" means the first to occur of:

                  (i) the acquisition by any "person" (as such term is used in Section 3(a)(9) and 13(d)(3) of the Exchange Act) other than (A) the DLJ Entities, CVC and/or any of their respective Permitted Transferees or (B) any "group" (within the meaning of such Section 13(d)(3)) of which any of the DLJ Entities, CVC and/or any of their respective Permitted Transferees is a part, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Parent representing more than 50% of the combined voting power of the Parent's then outstanding voting securities entitled to vote with respect to matters submitted to a vote of the stockholders generally;

                  (ii) the consummation of a Public Offering which results in the DLJ Entities', CVC's, and/or their respective Permitted Transferees' ceasing to have beneficial ownership of securities of the Parent representing, in the aggregate, at least 45% of the combined voting power of the Parent's then outstanding voting securities entitled to vote with respect to matters submitted to a vote of the stockholders generally;

                  (iii) the ceasing of the individuals who constitute the Board on the date hereof (the "INCUMBENT BOARD"), for any reason, to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be, for purposes of this clause (iii), considered as though such person were a member of the Incumbent Board;

                  (iv) the approval by the shareholders of the Parent of a plan or agreement providing (A) for a merger or consolidation of the Parent other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a plan of complete liquidation of the Parent. If any of the events enumerated in this paragraph (iv) occurs, the Board shall determine the effective date of the Significant Event resulting therefrom for purposes of this Agreement;

                  (v) a sale or transfer by the Parent or any of its Subsidiaries of more than 50%, in value, all of the consolidated assets of the Parent and its Subsidiaries to an entity which is not an Affiliate of the Parent prior to such sale or transfer;
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                  (vi) August 17, 2008; or

                  (vii) any other event or circumstance determined by the Board to constitute a Significant Event.

         "STOCKHOLDER" means each Person (other than the Parent) who shall be a party to or be bound by the Investors' Agreement, whether in connection with the execution and delivery thereof, pursuant to Section 3.03 or Section 6.05 thereof, or otherwise, so long as such Person shall beneficially own any securities of the Parent.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TERMINATION DATE" means, with respect to an Employee, the last date on which the Employee performs services for the Parent and its Subsidiaries in exchange for compensation as an Employee.

         "WARRANTS" means the warrants issued by the Parent to Stockholders for the purchase of an aggregate of 110,453 Common Shares (subject to adjustment as provided for herein).

         SECTION 3.  ADMINISTRATION.

         (a) AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting the Parent, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Equity Units to be awarded, or with respect to which payments, rights, or other matters are to be calculated; (iii) determine the method or methods by which Equity Units may be settled; (iv) determine whether, to what extent, and under what circumstances cash or Common Shares payable with respect to Equity Units shall be deferred if requested by the holder thereof; (v) interpret and administer the Plan and any instrument or agreement relating to, or Equity Unit granted under, the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

         (b) COMMITTEE DISCRETION BINDING. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Equity Unit shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Parent, any Subsidiary, any Participant, any holder or beneficiary of any Equity Unit, any shareholder and any Employee.
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         SECTION 4.  EQUITY UNITS AVAILABLE FOR AWARDS.

         (a) EQUITY UNITS AVAILABLE. Subject to adjustment as provided in Sections 4(b) and 4(c), the number of Equity Units which may be granted under the Plan shall be 88,194.

         (b) ADJUSTMENTS. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other securities of the Parent, issuance of warrants or other rights to purchase Common Shares or other securities of the Parent, or other similar corporate transaction or event affects the Common Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the number of (i) Equity Units available under the Plan, (ii) Equity Units outstanding, (iii) Common Shares (or number and kind of other securities or property) available for settlement of Equity Units, and (iv) the amount of the Base Price.

         (c) SOURCES OF COMMON SHARES DELIVERABLE UNDER EQUITY UNITS. Any Common Shares delivered pursuant to settlement of an Equity Unit may consist, in whole or in part, of authorized and unissued Common Shares or of treasury Common Shares.

         SECTION 5. ELIGIBILITY. Any Employee, including any officer or employee-director of the Parent or any Subsidiary shall be eligible to be designated as a Participant.

         SECTION 6.  EQUITY UNITS.

         (a) GRANT. Subject to (i) execution of an Award Agreement by the Parent and an Employee and (ii) compliance with such other conditions as the Committee shall, in its sole discretion require, such Employee shall be granted the number of Equity Units set forth opposite such Employee's name on Exhibit B hereto. Subject to earlier termination pursuant to Section 7, each such Equity Unit shall be cancelled and settled as set forth in Section 6(b). Additional Employees may be granted Equity Units available under the Plan as determined by the Committee.

         (b) VESTING. All Equity Units shall be 100% vested.

         (c) PAYMENT OF BASE PRICE. Upon the grant of an Equity Unit to a Participant, the Participant shall be required to pay to Insilco an amount equal to the Base Price multiplied by the number of Equity Units granted to the Participant. The Participant may satisfy the requirement of paying the Base
Price by (i) making a cash payment to Insilco at the time of the grant, (ii) agreeing at the time of the grant to cancel and terminate unexercised option rights under the Insilco Corporation 1993 Long-Term Incentive Stock Option Plan, and/or (iii) agreeing at the time of the grant to forego future salary or bonus payments. Interest shall accrue on the unpaid amount of the Base Price, computed from the date the Equity Unit is granted until the date the Base Price is paid in full, and shall be compounded monthly. The rate of interest shall be a
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variable rate, adjusted as of the first day of each calendar month, equal to the
"applicable federal rate" which is the long-term rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, and as pronounced by the Internal Revenue Service from time to time.

         (d) SETTLEMENT OF EQUITY UNITS. Each Equity Unit held by a Participant shall be cancelled upon the earlier of the occurrence of a Significant Event or the Participant's Termination Date in exchange for the applicable amount set forth below (the "EQUITY UNIT SETTLEMENT AMOUNT") paid in the method and form described below:

                  (i) SIGNIFICANT EVENT. Within 30 days after the occurrence of a Significant Event, each Equity Unit held by a Participant shall be cancelled in exchange for the payment to the Participant of an amount equal (a) to the Fair Market Value of a Common Share as of the date of such Significant Event, less (b) the amount of the Base Price the Participant is obligated to pay but has not yet paid and any unpaid interest and withholdings under Section 8(d).

                  (ii) TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE. If a Participant's employment with the Parent and its Subsidiaries is terminated by reason of the Participant's resignation, retirement, disability or death or a termination by the Parent for any reason other than Cause or a termination described in Section 6(d)(iii) below, each Equity Unit held by the Participant shall be cancelled in exchange for payment to the Participant (or, in the case of the Participant's death, to the Participant's estate), within 30 days after such termination, of an amount equal to (a) the Fair Market Value of a Common Share as of the Participant's Termination Date, less (b) the amount of the Base Price the Participant is obligated to pay but has not yet paid and any unpaid interest and withholding under Section 8(d).

                  (iii) TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE PRIOR TO DECEMBER 31, 2000. If a Participant's employment with Parent and its Subsidiaries is terminated by Parent and its Subsidiaries without Cause on or before December 31, 2000, each Equity Unit held by Participant shall be cancelled in exchange for payment by Parent to the Participant, within 30 days after such termination, of an amount equal to (a) the greater of (x) the Fair Market Value of a Common Share as of the Participant's Termination or (y) $45.00 plus the amount of any interest accruing on any unpaid portion of the Base Price from August 17, 1998 until the date of such termination (whether or not such interest has been paid as of such termination date) less (b) the amount of the Base Price the Participant is obligated to pay but has not yet paid and any unpaid interest and withholding under Section 8(d).

                  (iv) TERMINATION OF EMPLOYMENT FOR CAUSE. If a Participant's employment with the Parent and its Subsidiaries is terminated by the Parent and its subsidiaries for Cause, each Equity Unit held by the Participant shall be cancelled in exchange for payment to the Participant within 30 days after such termination, of an amount equal to the lesser of (a) the Fair Market Value of a Common Share as of the Participant's Termination Date, less the amount of the Base Price the Participant is obligated to pay but has not yet paid and any withholding under Section 8(d), or (b) $45.00, less the amount of the Base Price the Participant is obligated to pay but has not yet paid and any unpaid interest and withholding under Section 8(d).

                  (v) FORM OF PAYMENT. With respect to payments under this
         Section 6, the Committee shall determine, in its sole discretion, whether Equity Units held by a Participant shall be settled by payment in cash paid by Insilco, Common Shares, or a combination of cash and Common Shares.

                  (vi) PARTICIPANT PAYMENT OBLIGATION. At the time that Equity Unit is settled pursuant to this Section 6(d), the Participant is unconditionally obligated to pay the full amount of the Base Price and interest relating to the Participant's Equity Unit, less the amount of the Base Price and interest previously paid by the Participant; and the Company shall have full recourse against the Participant for the payment of such amount.

         (e) PRIOR TAXABILITY. If the Internal Revenue Service finally determines that a Participant must recognize taxable income in connection with the Participant's cancellation and termination of unexercised option rights under the Insilco Corporation 1993 Long-Term Incentive Stock Option Plan and the related grant of Equity Units under the Plan, such Participant shall be entitled to elect to cancel a sufficient number of Equity Units to satisfy the related tax liability. Each such Equity Unit shall be cancelled in exchange for a cash payment by Insilco to such Participant within 30 days after the Participant's written notice of the final determination of the Internal Revenue Service is received by the Committee in an amount equal to the Fair Market Value of a Common Share on the date such notice is given by the Participant.

         SECTION 7.  AMENDMENT AND TERMINATION.

         (a) AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time subject to
Section 7(b); provided that no such amendment, alteration, suspension, discontinuance or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

         (b) AMENDMENT TO EQUITY UNITS. Subject to the terms of the Plan and applicable law, the Committee may, at any time, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Equity Unit theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Equity Unit theretofore granted shall not, to that extent, be effective without the consent of the affected Participant, holder or beneficiary.

         SECTION 8.  GENERAL PROVISIONS.

         (a) NONTRANSFERABILITY. No Equity Unit shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

         (b) NO RIGHTS TO EQUITY UNITS. No Employee or other Person shall have any claim to be granted any Equity Units, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Equity Units. The terms and conditions of Equity Units need not be the same with respect to each recipient.

         (c) COMMON SHARE CERTIFICATES. In the event any Equity Units are settled in Common Shares, certificates issued in respect of such Common Shares shall, unless the Committee otherwise determines, be registered in the name of the Participant. Such stock certificates shall carry such appropriate legends, and such written instructions shall be given to the Parent's transfer agent, as may be deemed necessary or advisable by counsel to the Parent in order to comply with the requirements of the Securities Act, any state securities laws or any other applicable laws. All such certificates for Common Shares or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities Exchange Commission or any stock exchange upon which such Common Shares or other securities are then listed and any other applicable laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (d) WITHHOLDING. A Participant may be required to pay to the Parent or any Subsidiary, and the Parent or any Subsidiary shall have the right and is hereby authorized to withhold from any payment due under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Common Shares, other securities, or other property) of any applicable withholding taxes in respect of any Equity Unit, and to take such other action as may be necessary in the opinion of the Parent to satisfy all obligations for the payment of such taxes. The Committee may, in its sole discretion, provide for additional cash payments to holders of Equity Units to defray or offset any tax liability related to the Equity Units.

         (e) AWARD AGREEMENTS. Each grant of Equity Units hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Equity Units and any rules applicable thereto.

         (f) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Parent or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of equity units, options, restricted stock, Common Shares and other types of awards (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

         (g) NO RIGHT TO EMPLOYMENT. The grant of Equity Units shall not be construed as giving a Participant the right to be retained in the employ or service of the Parent or any Subsidiary or interfere in any way with the right of the Parent or any Subsidiary to terminate his or her employment at any time, subject to any obligations under any Employment Agreement covering the Participant.

         (h) RIGHTS AS A STOCKHOLDER. No Participant or holder or beneficiary of any Equity Units shall have any rights as a stockholder with respect to any Common Shares unless and until he or she becomes the holder of such Common Shares.

         (i) GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

         (j) SEVERABILITY. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Equity Unit, or would disqualify the Plan or any Equity Unit under any law deemed applicable by the Committee, such provision shall be construed or deemed to be amended to conform to the applicable laws, or if it cannot be construed or deemed to be amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Equity Unit, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

         (k) OTHER LAWS. The Committee may refuse to issue or transfer any Equity Units, Common Shares or other consideration under the Plan if, acting in its sole discretion, it determines that the issuance or transfer of such Equity Units, Common Shares or such other consideration violates any applicable law or regulation or entitles the Parent to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Parent by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, the granting and settlement of Equity Units hereunder shall not be construed as an offer to sell securities of the Parent, and no such offer shall be outstanding, unless and until the Committee, in its sole discretion, has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

         (l) NO TRUST OR FUND CREATED. Neither the Plan nor the granting and settlement of any Equity Unit shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Parent or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Parent or any Subsidiary hereunder, such right shall be no greater than the right of any unsecured general creditor of the Parent or any Subsidiary.

         (m) NO FRACTIONAL COMMON SHARES. No fractional Common Shares shall be issued or delivered pursuant to the Plan, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

         (n) HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed to be in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

         SECTION 9.  TERM OF THE PLAN.

         (a) EFFECTIVE DATE. The Plan shall be effective as of August 17, 1998, subject to the approval by the shareholders of the Parent. Equity Units may be granted hereunder prior to such shareholder approval, subject in all cases, however, to such approval.

         (b) EXPIRATION DATE. The Plan shall terminate and be of no further force or effect as of the date all payments due under the Plan have been made.